                                      EXHIBIT 15

                       HARTFORD CAPITAL APPRECIATION FUND, INC.

                                  DISTRIBUTION PLAN

                                   CLASS IB SHARES

                                 ______________, 1998

                                 ARTICLE I.  THE PLAN

    This Distribution Plan (the "Plan") sets forth the terms and conditions on which Hartford Capital Appreciation Fund, Inc. (the "Company") will, after the effective date hereof, pay certain amounts to Hartford Securities Distribution Company, Inc. (the "Distributor") in connection with the provision by the Distributor, of certain services to the Funds and their Class IB shareholders, as set forth herein. Certain of such payments by the Company may, under Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by the Company of its Class IB shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

                    ARTICLE II.  DISTRIBUTION AND SERVICE EXPENSES

    The Company shall pay to the Distributor a fee in the amount specified in
Article III hereof. Such fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class IB shares of the Company, including, but not limited to:

    (a) compensation to and expenses, including overhead and telephone expenses, of employees of Distributor engaged in the distribution of the Class IB shares;

    (b) printing and mailing of prospectuses, statements of additional information, and reports for prospective purchasers of variable annuity or variable life insurance contracts ("Variable
         Contracts") investing indirectly in Class IB shares;

    (c) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Variable Contracts investing indirectly in Class IB shares;

    (d) expenses relating to the development, preparation, printing, and mailing of Company advertisements, sales literature, and other promotional materials describing and/or relating to the Company;

    (e) expenses of holding seminars and sales meetings designed to promote the distribution of the Class IB shares;

    (f) expenses of obtaining information and providing explanations to Variable Contract owners regarding Company investment objectives and policies and other information about the Company, including performance;

    (g)  expenses of training sales personnel regarding the Company;

    (h) expenses of compensating sales personnel in connection with the allocation of cash values and premiums of the Variable Contracts to the Company; and

    (i) expenses of personal services and/or maintenance of Variable Contract accounts with respect to Class IB shares attributable to such accounts.

                          ARTICLE III.  MAXIMUM EXPENDITURES

    The expenditures to be made by the Company pursuant to this Plan, and the basis upon which such expenditures will be made, shall be determined by the Company, and in no event shall such expenditures exceed 0.25% of the average daily net asset value of the Class IB shares of the Company (determined in accordance with the Company's prospectus as from time to time in effect) on an annual basis to cover distribution expenses. All such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors shall determine.

                      ARTICLE IV.  EXPENSES BORNE BY THE COMPANY

    Notwithstanding any other provision of this Plan, the Company may bear the respective expenses under any administrative services agreement, as from time to time in effect under the Company's current prospectus. Except as otherwise contemplated by this Plan, the Company shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Company.

    To the extent that any investment management and administration fees paid by the Company might be considered as indirectly financing any activity which is primarily intended to result in the sale of the Fund's shares, the payment by that Fund of such fees hereby is authorized under this Plan.

              ARTICLE V.   APPROVAL BY BOARD OF DIRECTORS, SHAREHOLDERS

    This Plan shall not take effect until: (a) it has been approved by the vote of the majority of the outstanding voting Class IB shares; and (b) it has been approved, together with any related agreements, by votes cast in person at a meeting called for the purpose of voting on this Plan and any such related agreements, of a majority of both (i) the Directors of the Company and (ii) those directors who are not "interested persons" of the Company and have no direct of indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors").

                               ARTICLE VI.  CONTINUANCE

    This Plan and any related agreement shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for in Article V.

                              ARTICLE VII.  INFORMATION

    The Distributor shall provide the Board of Directors and the Board of Directors, and, in particular, the Independent Directors, shall review, in the exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Class IB shares of the Company by the Distributor under this Plan and the Principal Underwriting Agreement and the purposes for which such expenditures were made.

                              ARTICLE VIII.  TERMINATION

    This Plan may be terminated (a) at any time by vote of a majority of the Independent Directors, or a majority of the Company's outstanding voting Class IB shares, or (b) by the Distributor on 60 days' notice in writing to the Company.

                               ARTICLE IX.  AGREEMENTS

    Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

    (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the Company's then outstanding voting Class IB shares.

    (b) That such agreement shall terminate automatically in the event of its assignment.

                                ARTICLE X.  AMENDMENTS

    This Plan may not be amended to increase materially the maximum amount of the fees payable by the Company hereunder without the approval of a majority of the outstanding voting Class IB shares of the Company. No material amendment to the Plan shall, in any event, be effective unless it is approved by the Board of Directors in the same manner as is provided for in Article V.

                        ARTICLE XI.  PRESERVATION OF DOCUMENTS

    The Company shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made to the Board for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

                         ARTICLE XII.  SELECTION OF DIRECTORS

    While this Plan is in effect, the selection and nomination of Directors who are not interested persons of the Company shall be committed to the discretion of the Board of Directors who are not interested persons of the Company.

                             ARTICLE XIII.  DEFINED TERMS

    As used in this Plan, the terms "majority of the outstanding voting Class IB shares" shall have the same meaning as the phrase "majority of the outstanding voting securities" has in the Act, and the phrase "interested person" and "assignment" shall have the same meaning as that phrase has in the Act.


    IN WITNESS WHEREOF, the Company has executed this Distribution Plan effective as of the ___________ day of ________________________________,
1998 in Hartford, Connecticut.


                        Hartford Capital Appreciation Fund, Inc.


                        By:_________________________________________
                        Print Name:
                        Title:


                        Hartford Securities Distribution Company, Inc.


                        By:_________________________________________
                        Print Name:
                        Title: